PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (the "Agreement") entered into this 26th day of May 2004, is made by and amongst Shell Landing Golf L.L.C., a Mississippi limited liability company (collectively referred to as "Seller"), The Grand Shell Landing, Inc., a Mississippi corporation and or assigns ("Purchaser") and RICHARDS & POLANSKY, P.A. ("Escrow Agent").

In consideration of the mutual covenants and provisions herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller, Purchaser and Escrow Agent agree as follows:

ARTICLE I

THE PROPERTY

1.1 Purchase and Sale of Property. Seller hereby agrees to sell, assign, and convey to Purchaser, and Purchaser agrees to purchase from Seller, in accordance with the terms and subject to the conditions contained herein, that certain parcel of real property situated in Gautier, Mississippi more particularly described in the Appraisal attached hereto as, **Exhibit A** attached hereto and incorporated by reference herein (the "Land"), and together with all buildings, structures and other improvements owned by Seller, and now located on the Land (collectively referred to as the "Improvements") and one hundred percent (100%) of Seller's rights, title and interest in the personal property, equipment, furniture, furnishings and fixtures used in the operation of the golf course business (the "Business") including, but not limited to, restaurants, bars, lounges, banquet and catering services (the "Personal Property"), identified in the attached **Schedule 1.1.**, collectively known as the SHELL LANDING GOLF COURSE (the "Golf Course") and all inventory, customer records, materials, supplies, name, telephone numbers, rights to any fictitious name and other assets used in the operations of the Golf Course including but not limited, to the following assets (the "Business Assets"):

(a) All equipment, machinery, tools, replacement parts, fixtures, office furniture and all other items of tangible personal property (collectively, the "*Fixed Assets*"), in each case as set forth in Section 1.1(a) of the disclosure schedule attached hereto (the "*Disclosure Schedule*"), which Section also sets forth the net book value of such assets as of March 30, 2004;

(b) The customer, supplier and other trade secret lists as referred to in Section 1.1 (b) of the Disclosure Schedule;

(c) Intangible personal property, comprised of (i) the goodwill of the Business, (ii) Patents, trademarks, trade names, service marks, service names, copyrights, marketing information, licenses, plans, reports, know-how, all items in application or other pending status and all similar items in which the Seller has proprietary rights, including, without limitation, the Proprietary Rights (as hereinafter defined) described in Section 1.1(c)(ii) of the Disclosure Schedule, (iii) all rights pursuant to executory sales and customer contracts, purchase orders, confidentiality agreements, and all other contracts and agreements set forth in Section 1.1(c)(iii) of the Disclosure Schedule, (iv) all contracts, licenses or other agreements with respect to the Business Assets set forth in Section 1.1(c)(iv) of the Disclosure Schedule; and (v) all warranty claims and other similar rights against others relating to the Business Assets;

(d) All software and documentation thereof in which the Seller has proprietary rights (including all electronic data processing systems, program specifications, source codes, input data, flow charts and other related material, including all documentation with respect thereto) and all information contained in all databases, whether or not currently used in the Seller's business;

(e) All leases (as Lessor or Lessee), capitalized and otherwise, relating to real property, equipment and other personal property used in the Business (the "*Assumed Leases*"), in each case as set forth in Section 1.1(e) of the Disclosure Schedule;

(f) Except as set forth in Section 1.1(f) of the Disclosure Schedule, to the extent assignable, all permits, governmental licenses, filings, authorizations, approvals and indicia of authority (and pending applications for any thereof) to conduct the Business; and,

(g) All other assets set forth in Section 1.1(g) of the Disclosure Schedule, which section also sets forth the net book value of such assets as of March 30, 2004 except in the case of security deposits, in which case the Purchaser shall have the rights under the Assumed Leases and the leases with respect to the Leased Real Property to receive all security deposits being held by lessors under such leases as of the Closing Date.

1.2 Excluded Assets. All assets of the Seller are to be sold or transferred to the Purchaser, with the exception of such assets which are not being transferred or sold hereunder, including without limitation the assets listed below, being the "*Excluded Assets*":

(a) The charter documents, corporate minute books and stock records and other corporate records of the Seller and all records relating to Taxes (as hereinafter defined), including but not limited to all books, records and other documentation which are or may be pertinent to any examination, audit or other inquiry relating to Taxes concerning any period prior to and including the Closing Date;

(b) Any rights which the Seller may have pursuant to this Agreement and the other documents and agreements contemplated hereby;

(c) The books of account and other records which are required by law to be kept in the Seller's possession, including but not limited to tax returns;

(d) Refunds for Taxes paid by the Seller before the Closing Date, or for taxes paid by the Seller after the Closing Date with respect to the period before the Closing Date;

(e) Corporate records relating to accounts payable, payroll, banking, accounts receivable, in each case for the period prior to the Closing Date;

(f) Certain prepaid items, including prepaid premiums under insurance policies held by the Seller or any of its affiliates, in any case to the extent reflected on Section 1.2(f) of the Disclosure Schedule;

(g) All accruals on the books of the Seller relating to health benefits, profit sharing, pension benefits and payroll taxes.

(h) All cash on hand remaining after all operating expenses and obligations are brought current by Seller before or at Closing.

(i) Lots 93, 94 and 95 in Phase I of Shell Landing Development.

1.3 Assumed Liabilities. At the Closing, the Purchaser or its designee shall assume, and shall be solely and exclusively liable with respect to, the following liabilities and obligations of the Seller (the "*Assumed Liabilities*"):

(a) Liabilities and obligations arising from and after the Closing Date under the Assumed Leases;

(b) Executory obligations that arise under the contracts, licenses and other agreements set forth in Section 1.1(e)(iv) of the Disclosure Schedule;

Provided, however, that, with respect to paragraphs (a) and (b) above, the Assumed Liabilities shall only include obligations which (i) arise from the express written terms of the applicable contract or lease, and (ii) require performance by the Seller on or after the Closing Date and such Assumed Liabilities shall not include any liability in respect of the benefits received by the Seller under the terms of such leases, contracts, licenses and other agreements prior to Closing.

(c) Any costs, fees or other expenses incurred or required to assign, transfer or substitute Purchaser for Seller on any contract, lease or other Agreements, which have been assumed under Section 1.1.

1.4 Excluded Liabilities and Obligations. Except as expressly set forth in Section 1.3 above, the Purchaser shall not assume and shall not be liable or responsible for any debt, obligation or liability of the Business, the Seller or any affiliate of the Seller, or any claim against any of the forgoing, of any kind, whether known or unknown, contingent, absolute or otherwise (the "*Excluded Liabilities*"). Without limiting the foregoing, the Purchaser shall not assume, undertake or accept, and shall have no responsibility with respect to, liabilities or obligations of the Business or the Seller:

(a) Related to or arising from transactions with any affiliate of the Seller, including interdivisional, intracompany or intercompany payables, obligations or agreements (Seller hereby represents that Shell Landing Development, Inc. is not an affiliate of Seller, even though some shareholders of Shell Lading Development, Inc. are also members of the Seller;

(b) For Taxes of any kind, including federal, state, local and foreign taxes on income, sales and use, ad valorem duties and assessments, worker's compensation taxes, excise taxes, contributions and profit sharing deductions in all events to the extent accruing or accrued for periods prior to the Closing Date;

(c) Related to or arising from the Seller's breach or default prior to the Closing under any contract, lease or agreement assigned to the Purchaser hereunder;

(d) Related to or arising from any litigation, actions, proceedings, investigations, or legal, administrative, arbitration, or other method of settling disputes or disagreements, or any governmental investigations, if any, pending at the Closing or threatened on or prior to the Closing, or arising after the Closing to the extent based upon actions or omissions of the Seller which occurred prior to the Closing, or to the extent related to the period prior to the Closing;

(e) Related to or arising from the activities of the Business prior to the Closing Date or relating to the period prior to the Closing, other than the Assumed Liabilities;

(f) As of the Closing Date for accounts payable, whether in respect of the trade or otherwise ("*Seller Accounts Payable*") or otherwise for money owed as of the Closing Date;

(g) As of the Closing Date relating to use, storage, release, discharge or shipment of hazardous or toxic substances, or any environmental liability of any nature or kind whatsoever to the extent related to the period prior to the Closing Date;

(h) For any pension plan withdrawal liability, severance, funding deficiency or other liability of the Seller, if any, with respect to any employee benefit plans or employees of the Seller, which arise on or prior to the Closing Date or by virtue of the transactions contemplated hereby; and

(i) To employees of the Seller of any kind whatsoever, including without limitation liabilities and obligations for pay, severance pay and vacation pay, for accident, disability, health and medical benefits, for severance, for personal injury and for retirement benefits.

At or before the Closing, the Seller shall discharge and satisfy in full when due all trade payables and similar matters.

Anything contained herein to the contrary notwithstanding, neither this Agreement nor the Bill of Sale (as hereinafter defined) contemplated hereby shall constitute an agreement or an attempted agreement to transfer, sublease or assign any contract, license, lease, commitment, purchase order, sales order or other agreement or any claim or right of any benefit arising thereunder or resulting therefrom if an attempted transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or in any way affect the rights of the Purchaser thereunder. The Seller and the Purchaser shall obtain the consent of the other party to any of the foregoing to the transfer, sublease or assignment thereof to the Purchaser in all cases in which such consent is required for transfer, sublease or assignment. If such consent is not obtained or if an attempted assignment thereof would be ineffective or would affect the rights of the Seller thereunder such that the Purchaser would not in fact receive all such rights, the Seller shall cooperate with the Purchaser, at the Seller's cost, in any arrangements necessary or desirable to provide the Purchaser with the benefits thereunder, including, but not limited to, enforcement for the benefit of the Purchaser of any and all rights of the Seller against the other party thereto arising out of the breach or cancellation by such other party or otherwise.

1.5 The Property. The Personal Property, the Business Assets, the Improvements, the Land, all appurtenances pertaining thereto including all developer or development rights allocable to the Land, and all rights, title and interest of Seller in and to any easements, licenses, privileges, adjacent streets, roads, alleys or rights of way pertaining to the Land are hereinafter collectively referred to as the ("Property").

ARTICLE II

PURCHASE PRICE

2.1 Purchase Price. The total purchase price for the Property, which Purchaser agrees to pay to Seller, shall be EIGHT MILLION DOLLARS ($8,000,000.00) DOLLARS subject to standard prorations for revenues, real estate taxes, rents and utilities.

2.2 Payment of Purchase Price. Purchaser shall pay to Seller the Purchase Price as follows:

(a)	Initial Deposit to be deposited in the Richards & Polansky Trust Account;	$50,000.00
(b)	Additional Deposit to be deposited with the Escrow Agent three (3) days after the expiration of the Due Diligence Period as set forth in Section 3.1,	$50,000.00

(Unless otherwise agreed to in the Agreement, the initial deposit and the additional deposit shall be nonrefundable three days after the expiration of the Due Diligence Period and the Additional Deposit is made as set forth in Section 2.2(b).)

(c)	2nd Mortgage at Closing in accordance with Section 4.1; and,	$1,600,000.00
(d)	Balance in Cashier Funds at Closing subject to adjustments and prorations.	$6,300,000.00

ARTICLE III

DUE DILIGENCE PERIOD

3.1 Duration. Purchaser shall have the right, subject to the terms herein, during normal business hours for period commencing on the Effective Date and ending on June 1, 2004 (the "Due Diligence Period") to enter upon, inspect and investigate the Property and the Golf Course to determine whether or not the same is satisfactory to Purchaser at its sole and absolute discretion.

3.2 Entry and Inspection. During the Due Diligence Period, Seller shall make the Property available for inspection by Purchaser, its agents and designees, during regular business hours and upon reasonable notice. During the Due Diligence Period, Purchaser may, at Purchaser's sole risk and expense, undertake a complete physical inspection of the Property as Purchaser deems appropriate, including but not limited to soil tests and environmental audits; provided, however, that any such inspection does not cause any permanent damage to the Property. Seller agrees to cooperate with Purchaser in obtaining any authorizations, permits, consents, or approvals with respect to Purchaser's Intended Use of the Property. Within ten (10) days from the Effective Date, Seller shall provide Purchaser and its agents with copies of the following items, unless noted otherwise:

(a) all current leases and tenant estoppel certificates;

(b) all existing surveys, appraisals, environmental reports, plats and soil tests;

(c) copies of all records of repairs and maintenance work;

(d) any notices and permits from any governmental authorities with respect to the Property;

(e) any existing contracts with respect to the Property; and,

(f) copies of all books and records for the Golf Course for the last three (3) years.;

Seller shall instruct its agents to cooperate with Purchaser and to make available their records with respect to the Property and the Golf Course. All such inspections, investigations and examinations shall be undertaken at Purchaser's sole cost and expense. Purchaser will coordinate all on-site inspections with Seller. After completing any inspections, Purchaser shall restore and repair any damage caused by Purchaser's inspections. Purchaser, as a condition to its exercise of the aforesaid right of entry, agrees to indemnify, defend and hold Seller harmless from and against any and all losses, costs, claims, damages, liabilities, and expenses, including reasonable attorney's fees and other costs and expenses incurred, sustained by, or asserted against Seller arising from the exercise by Purchaser, or any of its agents, of the aforesaid right of entry. The foregoing indemnification provision shall survive the closing or the termination of this Agreement.

3.3 Termination of Due Diligence Period. The Purchaser shall have the right in its sole discretion at any time during the Due Diligence Period to notify Seller and Escrow Agent in writing that it has elected to terminate this Agreement for any reason. Upon receipt of said notice, this Agreement shall be null and void. Purchaser shall also have the right to proceed to Closing prior to the expiration of the Due Diligence Period if Purchaser satisfies itself in its sole discretion as to the adequacy of the Property.

3.4 Confidentiality of Seller's Information. In the event, Purchaser terminates this Agreement, before or after the Due Diligence Period expires, it and its Members, Attorneys, Employees, and Agents agree to maintain the confidentiality of any information obtained because of their review of Seller's information provided pursuant to this Agreement. Any disclosure of Seller's confidential information, other than for purposes of this Agreement, shall subject the Purchaser, and the person signing on its behalf, to liability to Seller for any damages resulting from said disclosure.

ARTICLE IV

FINANCING

4.1 Second Mortgage Loan to Finance Project. Seller agrees to provide a interest only second mortgage for the purchase of the Property in the aggregate amount of One Million Six Hundred Thousand and 00/100($1,600.000) (the "Second Mortgage"). The terms of this Second Mortgage shall be set forth in a Promissory Note to be executed by Purchaser at Closing. This Second Mortgage shall be secure by an appropriate Deed of Trust, and personal guarantees by all Members of the Purchaser, who shall provide a financial statement to Seller during the Due Diligence Period. At a minimum, the Promissory Note to Seller shall have an interest rate of (I) six percent (6%) simple interest per annum, and (ii) shall mature or "balloon" two (2) years after Closing.

ARTICLE V

TITLE POLICY; SURVEY

5.1 Title. Purchaser shall receive at Seller's expense, within ten (10) days after the Effective Date, an abstract of title and/or all Seller's title policy from a nationally recognized title insurance company, together with copies of all title documents listed as exceptions to title ("Intended Permitted Exceptions"). Seller shall also receive within twenty (20) days at Seller's expense a title opinion regarding the Land. Purchaser shall have twenty (20) days after receipt of the title commitment within which to notify Seller in writing of any defects or objections to the title appearing in said commitment ("Notice to Cure"]. Seller shall have twenty (20) days after receipt of Purchaser's Notice to Cure any title objections Seller acknowledges are objections to title or defects so specified, and upon Seller's curing the same, the transaction shall be closed as provided herein. Seller must make its best good faith effort to promptly cure any title defects or acknowledged objections. If Seller fails to remedy said title objections or defects within said period of time or the parties fail to agree upon what should be considered Permitted Exceptions, Purchaser may in its sole discretion either (a) terminate this Agreement or (b) waive such title objections or defects and consummate the Closing. In the event Purchaser has no objections to the title commitment and the Intended Permitted Exceptions, Purchaser shall have issued at Purchaser's expense an Owner's ALTA Form B title insurance policy from a nationally recognized title insurance company in the total amount of the Purchase Price, or another price at Purchaser's discretion, insuring fee simple marketable title to the Property, subject only to the acknowledged exceptions to title "Permitted Exceptions".

5.2 Later Title Exceptions. Seller shall provide Purchaser with an update of Title prior to Closing. In the event that an exception unacceptable to Purchaser is filed of record subsequent to the date of the title commitment and prior to Closing (a "Later Exception"), Seller shall send written notice of such Later Exception to Purchaser. Purchaser shall have the right to postpone the Closing for a period of twenty (20) days in order to give Seller sufficient time to satisfy, release, cure or remove such lien or exception. Upon Seller's cure, removal or bonding off of any such Later Exception, the Closing shall be scheduled upon ten (10) days prior written notice to Purchaser. If Seller is unable, within said period, to cure, remove, bond off or otherwise dispose of any Later Exception, despite its good faith efforts to promptly remedy and cure same, Purchaser may in its sole discretion either (a) terminate this Agreement and receive the return of all deposits with any accrued interest thereon; (b) waive such objection to the Later Exception and proceed with the Closing; or (c) postpone the Closing for a reasonable time to allow Seller additional time to remedy said Later Exception, and if thereafter Seller is unable to remedy said Later Exception, at that time Purchaser may elect either (a) or (b).

5.3 Survey. Purchaser shall be responsible for obtaining a current staked boundary survey of the Property, prior to the end of the Due Diligence Period, prepared by a qualified registered Mississippi land surveyor in accordance with the minimum detail requirements for land title surveys as adopted by the American Land Title Association and American Congress of Surveying and Mapping. Failure to complete said survey within the Due Diligence Period shall result in the waiver of Purchaser's rights pursuant to this section and a waiver of Seller's obligations under this section.

If the Survey shows (i) any encroachments on the Property or that improvements, if any, on the Property encroach on other lands; (ii) that the Property is not contiguous to a publicly dedicated right-of-way; or (iii) any other facts that materially adversely affect the value of the Property, Purchaser shall notify Seller in writing within twenty (20) days after Purchaser's receipt of the Survey specifying such defects. Seller shall have sixty (60) days after receipt of Purchaser's notice to cure such survey defects or objections so specified and upon Seller's curing the same, the transaction shall be closed as provided herein. Seller must make its best good faith efforts to cure any survey defects or objections. If Seller fails to remedy said survey defects or objections within said time period, Purchaser may in its sole discretion either (a) terminate this Agreement and receive a return of its deposits and any interest earned thereon; (b) waive such survey defects or objections, and consummate the Closing; or (c) postpone the Closing for a reasonable time to allow Seller additional time to remedy said survey defects or objections, and if thereafter, Seller is still unable to remedy said survey defects or objections, at that time Purchaser may elect either (a) or (b).

ARTICLE VI

REPRESENTATIONS, WARRANTIES, AND COVENANTS BY SELLER

Seller hereby represents and warrants to Purchaser, which representations and warranties shall be true and shall be deemed to be restated at the Closing, as follows:

6.1 Authority. Seller is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Mississippi. The individual executing this Agreement has full and lawful authority to bind and obligate Seller to perform its obligations as herein provided and upon execution hereof, this Agreement shall be the binding and legal obligation of Seller and is enforceable against Seller under the laws of the State of Mississippi.

6.2 No Violation. Neither the execution and delivery of this Agreement by the Seller or the Members, nor the performance by the Seller or the Members of their respective obligations hereunder, will:

Violate or result in any breach of any provision of the Operating agreement of the Articles of Organization of the Seller;

Violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, or permit the termination of, or require the consent of any other party to, or result in the acceleration of, or entitle any party to accelerate any obligation, or result in the loss of any material benefit, or give rise to the creation of any options, pledges, security interests, liens, mortgages, claims, debts, charges, voting agreements, voting trusts or other encumbrances or restrictions on transfer of any kind whatsoever (each, an "*Encumbrance*") upon any of the Purchased Assets under any of the terms, conditions or provisions of any contract, agreement or arrangement, whether written or oral; nor

Violate any order, writ, judgment, injunction, decree, statute, law, rule, regulation or ordinance of any court or governmental, quasi-governmental or regulatory department or authority ("*Governmental Authority*") applicable to the Seller, the Members, the Purchased Assets or the Business.

6.3 Consents and Approvals. Other than the consents and approvals of or filings or registrations with the governmental, quasi-governmental or regulatory departments and authorities listed on Section 6.3 of the Disclosure Schedule, no filing or registration with, no notice to and no permit, authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement by the Seller or the Members or the consummation by the Seller or the Members of the transactions contemplated hereby.

6.4 Marketable Title. Seller shall convey and deliver at Closing good and marketable title to the Property to Purchaser by General Warranty Deed, in form and content acceptable to Purchaser, free and clear of all mortgages, liens, encumbrances, leases, tenancies, security interests, covenants, conditions, restrictions, rights-of-way, easements, judgments and other matters affecting title except for the Permitted Exceptions.

6.5 No Condemnation Pending or Threatened. To Seller's knowledge, there is no pending or threatened condemnation or similar proceeding affecting the Property or any portion thereof, nor does Seller have knowledge that such action is presently contemplated.

6.6 Adverse Information. To Seller's knowledge there are no changes contemplated in any applicable laws, ordinances or regulations, or any judicial or administrative action, or any action by adjacent landowners, or natural or artificial conditions upon the Property, which would prevent, limit, impede or render more costly, Purchaser's Intended Use of the Property.

6.7 Compliance With Laws. To Seller's knowledge, Seller has complied with all applicable laws, ordinances, regulations, rules and restrictions pertaining to and affecting the Property. Performance of this Agreement will not result in any breach of or constitute any default under or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or to which Seller or the Property might be bound.

6.8 Pending Litigation. There are no legal actions, suits, or other legal or administrative proceedings including condemnation cases pending or threatened against the Property or Seller.

6.9 No Special Assessments or Obligations for Improvements. No portion of the Property is affected by any special assessments or obligations for roads or other improvements.

6.10 Commitments to Governmental Authority. No commitments have been made to any governmental authority, developer, utility company, school board, church or other religious body or any property owners' association or to any other organization, group or individual relating to the Property which would impose an obligation upon Purchaser or its successors and assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off the Property; and there is no requirement that any developer or owner of the Property pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with any development of the Property or any part thereof. The provisions of this section shall apply to any regular or non-discriminatory local real estate taxes assessed against the Property.

6.11 Subsurface Conditions. Seller has disclosed to Purchaser that drainage pipes and joints in and around the golf course have leaked or otherwise failed at least seven (7) times in the past three years. These failures in the drainage pipes have led to sinkholes of various sizes and depths appearing in various areas of the golf course. All the drainage pipe leaks known to Seller have been repaired, at an average cost of $2,000.00 each. Seller does not know whether any more drainage pipe leaks or failure will occur in the future. To Seller's knowledge, there are no other environmental, soil or subsurface conditions located on the Property that would materially impair the use of the Property for the Business.

6.12 Leases; Contracts. Seller has disclosed to Purchaser that certain agreement between it and Shell Landing Development, Inc. ("SLD") dated August 6, 1999, regarding the rights and obligations of SLD and Seller, including Seller's assigns. Seller has disclosed to Purchaser that under said Agreement, SLD has a first option to purchase the property. Seller represents that it will undertake during the Due Diligence Period to have SLD waive this option. Seller has also disclosed to Purchaser that SLD is presently negotiating to sell its property to a third-party. Seller represent that there are no other rights of first refusal to purchase or lease the Property or any portion thereof or other agreements, oral or written, in existence pertaining to the Property, which shall survive Closing.

6.13 Hazardous Waste. Neither Seller, nor any affiliate or agent of Seller, has ever caused or permitted any "Hazardous Material" (as hereinafter defined) to be placed, held, located or disposed of on, under or at the Property or any part thereof, and neither the Property nor any part thereof has been used as a dump site or storage site, whether permanent or temporary, for any hazardous material. As used herein, the term "Hazardous Material" shall mean any hazardous, toxic or dangerous waste, substance or material defined as such in or for the purposes of the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), The Resource Conservation Recovery Act ("RCRA"), the Superfund Amendment Reauthorization Act ("SARA"), any so-called superfund or superlien law, or any other federal, state or local statute law, ordinance, code, rule, regulation, order, decree, regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, as now or any time hereafter in effect (the "Environmental Laws"). The liability for compliance with all Environmental Laws up to the date of Closing shall remain with Seller.

6.14 Insolvency. There has not been filed by or against Seller or, to Seller's knowledge, any predecessor in title to the Property a petition in bankruptcy or any other insolvency proceeding, or for the reorganization or appointment of a receiver or trustee, nor has Seller made an assignment for the benefit of creditors, nor filed a petition for arrangement, nor entered into an arrangement with creditors, nor admitted in writing its inability to pay debts as they become due.

6.15 Violations. Seller has not received any notices from any association, city, village, state or other governmental authority of building, land use, zoning or health code violations in respect to the Property that have not been corrected.

6.16 Boundaries. There is no pending litigation or dispute involving or concerning the location of the boundaries of the Property.

6.17 Land Use and Zoning Designation. The applicable comprehensive plan land use designation for the Property is ________________ Use; and the applicable zoning for the Property is ____________________.

6.18 Financial Statements. Section 4.5 of the Disclosure Schedule sets forth the Balance Sheet of the Seller as of December 31, 2003 and any available thereafter (the "*December 31, 2004 Balance Sheet*") and December 31, 2002, and the related Statements of Income and Retained Earnings for the periods then ended, together with the notes thereto (sometimes hereinafter collectively referred to as the "*Financial Statements*"). Such Financial Statements, including, without limitation, the notes thereto, are true and correct in all material respects, have been prepared in accordance with United States generally accepted accounting principles ("*GAAP*"), consistently followed throughout the periods indicated, except as disclosed in Section 4.5(a) of the Disclosure Schedule. Such Financial Statements and the Interim Statements fairly present the financial condition of the Seller as of the dates thereof and the results of operations of the Seller for the periods indicated.

6.19 Absence of Certain Changes. Except as disclosed in Section 6.19of the Disclosure Schedule, since December 31, 2003, the Seller has conducted the Business only in the ordinary and usual course, and, without limiting the generality of the foregoing, since December 31, 2003 there has not been:

(a) Any event, change or condition of any character in or on the business, financial condition or results of operations of the Seller, which, individually or in the aggregate, have had or could reasonably be expected to have a Material Adverse Effect, as defined in Section 12.2(g) below, on the Seller or the Business;

(b) Any sale, lease, license, Encumbrance or other transfer or disposition of any Assets other than in the ordinary course of business;

(c) Any entry into any Contract (as hereinafter defined) by the Seller, other than in the ordinary course of business;

(d) Any damage, destruction or loss to any Assets, whether or not covered by insurance, which materially adversely affected its business and operations;

(e) Any material change by the Seller in its financial accounting principles or methods;

(f) Any failure by the Seller to take all reasonable efforts to preserve its goodwill with suppliers, customers and others with which they have business relationships; or,

(g) As of the date of this Agreement, any notification of cessation or, to the best of the Seller's knowledge, any cessation, of any part of its business with respect to any customer which produced annual net revenues in excess of Fifteen Thousand and 00/100 U.S. Dollars ($15,000.00) in the twelve (12) month period ended March 30, 2004.

6.20 Condition of Property. All of the Purchased Assets used in the conduct of the Business are, in all material respects, in good operating condition and repair in accordance with industry practice (subject only to ordinary wear and tear arising out of the use for which such Purchased Assets were designed). The Seller has no reason to believe that such Purchased Assets will not be in all material respects suitable for the Purchaser to operate the Business as heretofore conducted.

6.21 Contracts.

(a) Section 6.21(a) of the Disclosure Schedule sets forth a list of all of the Seller's Contracts, both oral and written. Without limiting the generality of the foregoing, the Contracts shall include all non-competition agreements and other agreements which restrict the right of the Seller to conduct the Business and all other contracts which are material to the conduct of the Business or by which the Purchased Assets are bound. The Contracts shall exclude leases of office equipment.

(b) The Seller is not in default with respect to any obligation to be performed under any Contract.

(c) The Seller does not have any knowledge of any default by any third party under any Contract. There exists no event, occurrence, condition or fact which, with the giving of notice or the lapse of time, or both, would become a default by the Seller or, to the knowledge of the Seller, any third party under any Contract.

(d) No consent by, notice to or approval from any third party is required under any of the Contracts as a result of or in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein or therein and such Contracts shall continue in full force and effect in accordance with their terms following the consummation of the transactions contemplated herein and therein.

6.22 Employee Benefit Plans.

(a) There are no plans, programs, arrangements, agreements or commitments which is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance or vacation, plan, program, arrangement, agreement or commitment that will become binding on or a liability of the Purchaser.

(b) All obligations of the Seller, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds or to any governmental agency or to any individual, director, officer, employee or agent (or his or her heirs, legatees or legal representatives) with respect to unemployment compensation or social security benefits (or similar benefits under foreign laws, rules and regulations), or for vacation or holiday pay, overtime, bonuses and other forms of compensation, leave or other benefit, which are payable to its directors, officers, employees or agents, have been paid when due, and no liability or obligation in respect thereof will become a liability or obligation of the Purchaser.

6.23 Taxes

(a) For purposes of this Agreement, "*Tax*" or "*Taxes*" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, goods and services, fringe benefits, withholding, sales, use, service, real or personal property, special assessments, common stock, license, payroll, withholding, employment, social security, accident compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer, and gains taxes and (ii) any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such tax or any contest or dispute thereof; and "*Tax Returns*" shall mean returns, reports and information statements with respect to Taxes required to be filed with any taxing authority, domestic or foreign, including, without limitation, consolidated, combined, and unitary tax returns.

(b) All Tax Returns required to be filed by or with respect to the Seller have been duly and timely filed, and all such Tax Returns are true and complete in all material respects. The Seller has duly and timely paid all Taxes that are due, or claimed or asserted by any taxing authority to be due, from or with respect to it for the periods covered by such Tax Returns.

(c) There are no Liens (as hereinafter defined) with respect to Taxes upon any of the Purchased Assets. No assessment of Tax is proposed against the Seller or any of the Purchased Assets.

(d) No Tax Return of the Seller has been audited or examined by the Internal Revenue Service or any local taxing authority for tax periods beginning on or after the date that is five (5) years prior to the beginning of Seller's current federal tax year, and the statute of limitations for all periods through March 30, 2001 has expired. The state, local, and foreign Tax Returns of the seller and of each affiliated, consolidated, combined, or unitary group of which the Seller is or has been a member have been audited or examined, and all statutes of limitation for all applicable state, local, and foreign taxable periods through March 30, 2001 has expired. There are no outstanding agreements, waivers, or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Seller for any taxable period, and no power of attorney granted by the Seller with respect to Taxes is currently in force.

(e) The Seller has not been and is not in violation (or with notice or lapse of time or both, would be in violation) of any applicable Law relating to the payment or withholding of Taxes. The Seller has duly and timely withheld from employee salaries, wages, and other compensation and paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.

(f) The Seller is not a party to, is not bound by, nor has any obligation under, any Tax sharing agreement or similar contract.

(g) The Seller has complied with all applicable customs duties and documentation requirements with respect to the legal importation of all imported Purchased Assets.

6.24 Compliance with Applicable Laws; Permits and Licenses.

(a) The Seller holds, and at all relevant times has held, all material licenses, franchises, permits, consents and authorizations necessary for the lawful conduct of the Business and operations, and the Business and operations are not being and have not, during the relevant statute of limitations period, been conducted in violation in any material respect of any provision of any federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Seller.

(b) The Seller has not received any notification from any Governmental Authority of any failure by the Seller to comply with any such federal, state, local or foreign statute, law, ordinance, rule, regulation, judgment, decree, order, concession, grant, franchise, permit, consent or license or other governmental authorization or approval applicable to the Seller.

(c) Section 6.24(c) of the Disclosure Schedule sets forth all of the licenses, franchises, permits, consents and authorizations necessary on the part of the Seller for the lawful conduct by the Seller of the Business and operations.

6.25 Proprietary Rights.

(a) Set forth in Section 6.25(a) of the Disclosure Schedule is a list of all patents, copyrights, trademarks and trade names used in the Business and operations (hereinafter referred to as the "*Proprietary Rights*").

(b) The use of the Proprietary Rights by the Seller, to the Seller's knowledge, does not infringe upon the rights of any other person or entity, whether or not registered, patented or copyrighted. The Seller has not received any notice of a claim of such infringement nor were any such claims the subject of any action, suit or proceeding involving the Seller.

(c) The Seller does not have any knowledge of any infringement or improper use by any third party of the Proprietary Rights, nor has the Seller instituted any action, suit or proceeding in which an act constituting an infringement of any of the Proprietary Rights was alleged to have been committed by a third party.

(d) There are no licenses, sublicenses or agreements relating to (i) the use by third parties of the Proprietary Rights or (ii) the use by the Seller of the Proprietary Rights, and there is no prior right of any other party or other impediment which would invalidate or adversely affect any of the Proprietary Rights.

(e) Section 6.25(e) of the Disclosure Schedule identifies (i) all of the software and computer databases (collectively, the "*Computer Systems*") that are material to the conduct of the Business, (ii) whether such Computer Systems are owned or licensed by the Seller and, (iii) if licensed, the name of such licensor. The Seller has all legal right to use the Computer Systems as they are currently being used. The use of the Computer Systems by the Seller does not infringe upon the rights of any other person or entity, nor has the Seller received any notice of a claim of such infringement. There are no licenses, sublicenses or other agreements relating to the use of the Computer Systems by the Seller or third parties.

6.26 Regulatory Reports. The Seller has filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file in the last five (5) year period with any federal, state, local or foreign Governmental Authority, and have paid all fees or assessments due and payable in connection therewith (other than any such fees or assessments which are being contested in good faith). Except for normal periodic examinations conducted by the applicable Governmental Authority in the regular course of its business and operations to the best of the Seller's knowledge, no Governmental Authority has initiated any proceeding or investigation into the Business in the last five (5) year period. There is no material unresolved violation, criticism or exception by any Governmental Authority with respect to any report or statement relating to an examination of the Seller.

6.27 Agreements with Governmental Authorities. The Seller is not subject to any cease-and-desist or other order issued by, or a party to any written agreement or memorandum of understanding with, any Governmental Authority.

6.28 Customers of the Seller. Section 6.28 of the Disclosure Schedule contains an accurate and complete list of the twenty (20) largest customers of the Seller during the twelve (12) months ended December 31, 2004 (the "*Key Customers*"), based on the net revenues derived from such customers during such period. Except as set forth in Section 6.28 of the Disclosure Schedule, as of the date of this Agreement and to the Seller's knowledge,

the Seller's relationship with the Key Customers and its other customers and accounts is good and the Seller does not know of any fact, condition or event (including, without limitation, the consummation of the transactions contemplated herein) which would adversely affect the relationship of the Seller with such customers generally or with any Key Customer identified in Section 6.28 of the Disclosure Schedule.

6.29 Operations Insurance. Section 6.29 of the Disclosure Schedule contains a true and complete list (by description and term of coverage) of all liability, property, workers compensation, directors and officers liability, and other similar insurance contracts that insure the Seller, the Business and the Purchased Assets. All such insurance is in full force and effect and is with financially sound and reputable insurers and, in light of the business and operations of the Seller, is in amounts and provides coverage that is reasonable and customary for Persons in similar businesses.

6.30. Undisclosed Liabilities. The Seller does not have any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether liquidated or unliquidated, whether due or to become due, except for (i) liabilities reflected on the December 31, 2004 Balance Sheet, and (ii) liabilities which have arisen in the ordinary cause of business since December 31, 2003, which in the aggregate are not material.

6.31. Disclosure. No representation or warranty of the Seller or the Members contained in this Agreement, and no statement contained in any document, certificate or schedule furnished or to be furnished by or on behalf of the Seller or the Members to the Purchaser pursuant to this Agreement contains or will contain any untrue statement of a fact, or omits or will omit to state any fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.

6.32 Seller's Covenants Pending Closing. Prior to the Closing:

(a) Seller shall carry on its business and maintain the Property essentially in the same manner as heretofore conducted, shall not enter into any agreements without the Purchaser's prior written approval, which shall not be unreasonably withheld and shall refrain from disposing of the Property or otherwise entering into any transaction inconsistent with the transactions contemplated by this Agreement.

(b) Seller shall not take any action that would cause any of the representations and warranties herein contained to be inaccurate or untrue in any respect, and Seller agrees to keep Purchaser informed of the occurrence of any event that comes to its attention, which may cause such representations and warranties to be materially inaccurate or untrue.

(c) Seller shall cause to be maintained liability and casualty insurance with respect to the Property and all such policies shall be kept in full force and effect until the Closing.

(d) Seller will not take any action or omit to take any action which action or omission would cause a material breach by it of the current lease or any other material contract, commitment or obligation with respect to the Property or amend or terminate any such contract, commitment or obligation without the prior written consent of Purchaser.

(e) In the event that there shall be any notices of violations of law, ordinances, orders, protective covenants, development order, development standards, requirements or regulations issued subsequent to the date hereof, but prior to the Closing or any federal, state, county, municipal or other governmental or quasi-governmental department, agency or authority relating to the Property, Seller will provide written notice thereof to the Purchaser and Seller will cause the same to be complied with, at Seller's sole cost and expense prior to the Closing, or Seller shall escrow sufficient funds at Closing or make such other arrangements as may be possible to reasonably satisfy Purchaser of Seller's compliance therewith.

6.33 Information Provided. All items provided to Purchaser and any other information provided to the Purchaser are, true, correct and complete.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND COVENANTS BY PURCHASER

7.1 Authority. The individual executing this Agreement has full and lawful authority to bind and obligate Purchaser to perform its obligations as herein provided and upon execution hereof, this Agreement shall be the binding and legal obligation of Purchaser and is enforceable against Purchaser under the laws of the State of Mississippi.

7.2 Enforceability of Agreement. Upon execution and delivery by Purchaser, this Agreement will be a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other law affecting creditors' rights generally or general principals of equity.

ARTICLE VIII.

COVENANTS OF THE SELLER

The Seller hereby agrees to keep, perform and fully discharge the following covenants and agreements:

8.1 Interim Conduct of Business. From the date hereof until the Closing, the Seller shall use its reasonable best efforts to preserve, protect and maintain the Business and the Purchased Assets, and shall operate the Business consistent with prior practice and in the ordinary course of business.

8.2 Access; Confidentiality.

Upon reasonable notice and subject to applicable laws and to restrictions contained in confidentiality agreements to which it is subject, Seller shall afford to the officers, employees, accountants, counsel, and other representatives of the Purchaser reasonable access, during the period prior to the Closing Date, to all its properties, books, contracts, commitments, and records; shall during such period furnish promptly to such Persons all information concerning its business, properties, and personnel as the Purchaser may reasonably request; shall allow such Persons to make studies, tests, surveys and inspections of such properties and to disturb the soil thereon; and shall make available to such Persons the appropriate individuals (including attorneys, accountants, and other professionals) for discussion of Seller's properties and personnel as the Purchaser may reasonably request.

(a) The Members recognize that by reason of its ownership of Seller, such Members have acquired confidential information and trade secrets concerning the Business, the use or disclosure of which could cause Purchaser substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, in consideration for the payment of the Purchase Price, which is recognized as adequate by the Members, the Members covenant and agree with Purchaser that, from and after the Closing Date, the Members will not at any time, except with the prior written consent of the Purchaser as evidenced by a resolution of the Board of Directors of the Purchaser, directly or indirectly, disclose any confidential information that it has acquired or may acquire, or use such information in a manner detrimental to the interests of Purchaser or the Business, unless (i) such information becomes known to the public generally through no fault of the Members, (ii) disclosure of such information is required by law, or (iii) the Members reasonably believe that such disclosure is required in connection with the defense of a lawsuit against the Members; provided, however, that prior to disclosing any information pursuant to this Section, the Members shall give prior written notice of such proposed disclosure to the Purchaser, provide Purchaser with the opportunity to contest such disclosure, and shall cooperate with all efforts to prevent such disclosure. The term "*confidential information*" includes, without limitation,

information not previously disclosed to the public by the management of Purchaser with respect to the products, facilities, intellectual property (including, without limitation, methods and trade secrets), software, source code, systems, procedures, manuals, reports, price lists, customer lists, financial information, business plans, prospects, or opportunities of Purchaser, or any of its affiliates or the Business. Because of the difficulty of measuring economic losses to the Purchaser as a result of a breach of this Section, and because of the immediate and irreparable damage that could be caused for which there would be no other adequate remedy, each Owner agrees that the foregoing covenant may be enforced by the Purchaser in the event of breach by the Sellers and/or Members through injunctions or restraining orders.

8.3 Notification of Certain Matters. Seller shall give prompt notice to the Purchaser, and the Purchaser shall give prompt notice to the Seller, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate and (ii) any failure of the Members, Seller or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

8.4 Further Assurances.

(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement; to obtain in a timely manner all necessary waivers, consents, and approvals; to effect all necessary registrations and filings; and to otherwise satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement.

(b) If, following the Closing Date, the Purchaser shall determine or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Purchaser the right, title, or interest in, to, or under any of the Purchased Assets or otherwise to carry out this Agreement, the officers and directors of the Purchaser shall be authorized to execute and deliver, in the name and on behalf of Seller or otherwise, all such deeds, bills of sale, assignments, and assurances and to take and do, in the name and on behalf of Seller or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect, or confirm any and all right, title, and interest in, to and under the Purchased Assets in the Purchaser or otherwise to carry out this Agreement.

ARTICLE IX

TRANSITIONAL SERVICES

9.1 Additional Settlements. The parties shall make the following additional settlements as of the thirtieth (30th) day after the Closing, and then from time to time during the twelve (12) month period following the Closing, within ten business days of demand of either party.

(a) In the case of any obligations which the Purchaser shall be liable for or reasonably assume liability for after the Closing, in the event that Seller and/or the Members shall have received in advance any monies in respect of which the Purchaser shall be liable for after the Closing, the amount thereof shall be paid over to the Purchaser.

(b) In the event that after the Closing the Purchaser shall receive rights or benefits under those leases or contracts identified on Section 9.1(b) of the Disclosure Schedule, which leases or contracts have not been assigned to or assumed by Purchaser, Purchaser shall reimburse Seller the fees, charges, costs and expenses related to such rights and benefits received by Purchaser.

(c) In the event that the Purchaser shall have assumed liabilities or other expenses other than the Assumed Liabilities, then Seller, at its election, shall either (a) pay over the amount thereof to the Purchaser when payable by the Purchaser, or (b) settle or discharge such liabilities.

(d) For purposes of the allocations of accrued expenses and prepaid expenses, such items shall be allocated based upon the number of days prior to the Closing related to such item compared to the total number of days related to such item.

9.2. Purchaser's Assistance. The Purchaser agrees that it will provide assistance to Seller in the collection of Seller's accounts receivable, the processing of Seller's accounts payable and the winding up of Seller's Business.

ARTICLE X

COVENANT NOT TO COMPETE

10.1 Term. The Seller and each of the Members agree that for a period of five (5) years following the Closing Date, such party agrees not to engage in any Competitive Activity with Purchaser, its successors and assigns. As used herein, the term "*Competitive Activity*" shall mean the following: (i) engaging in the Business and such other business lines as the Purchaser, its successors and assigns, may be engaged in at the Closing Date; or (ii) serving as an officer, director, member, manager, employee, consultant, advisor, agent or representative or otherwise be associated in any other capacity, with any person, corporation, partnership, limited liability company, sole proprietorship, association or other business enterprise engaged in the Business and such other principal business lines as Purchaser, its successors and assigns shall be engaged in at the Closing Date (each a "*Competitive Enterprise*"); or (iii) owning or acquiring, directly or indirectly, any interest in any Competitive Enterprise.

10.2 Non-Solicitation. For a period of seven (7) years following the Closing Date, such person agrees not to solicit or induce any partner, stockholder, principal, director, officer, employee, agent or other representative of the Purchaser thereof to leave the employ or retention of the Purchaser or hire any of the foregoing persons and/or request or advise, explicitly or implicitly, any Customer of the Purchaser, or any of the Purchaser's agents, to withdraw, curtail or cancel its business relationships with the Purchaser.

10.3 Customers. As used in this Agreement, the term "*Customer*" shall include any person who is customer of the Business and any prospective customer to whom the Seller has made a presentation (or similar offering of services) during the six (6) month period prior to the Closing Date or who was a customer of the Business during the twelve (12) month period prior to such date.

10.4 Severability. The invalidity or nonenforceability of this Article X in any respect shall not affect the validity or enforceability of this Article X in any other respect, or of any other provision of this Agreement. In the event that any provision of this Article X shall be held invalid or unenforceable by a court of competent jurisdiction by reason of the geographic or business scope or the duration thereof or for any other reason, such invalidity or unenforceability shall attach only to the particular aspects of such provision found invalid or unenforceable as applied and shall not affect or render invalid or unenforceable any other provision of this Article X or the enforcement of such provision in other circumstances, and, to the fullest extent permitted by law, this Article X shall be construed as if the geographic or business scope or the duration of such provision or other basis on which such provision has been challenged had been more narrowly drafted so as not to be invalid or unenforceable.

10.5 Injunctive Relief. Each of the Seller and the Members acknowledges and agrees that the Purchaser and its affiliates are engaged in a highly competitive businesses and that the protections of the Purchaser are fair and reasonable and are of vital concern to the Purchaser and its affiliates. Further, each of the Seller and the Members acknowledges and agrees that monetary damages for any violation of Article X will not adequately compensate the Purchaser and its affiliates with respect to any such violation. Therefore, in the event of a breach

by any of Seller and the Members of any of the terms and provisions contained in this Agreement, the Purchaser shall be entitled to institute legal proceedings to obtain damages for any such breach and/or to enforce the specific performance of this Agreement by the Seller and the Members, as applicable and to enjoin from any further violations. The remedies available to the Purchaser pursuant to this Section may be exercised cumulatively by the Purchaser in conjunction with all other rights and remedies provided by law. Each of the Seller and the Members, as applicable, agrees that the provisions of this Section shall survive the termination of this Agreement.

ARTICLE XI

SURVIVAL AND INDEMNIFICATION

11.1 Survival. All representations, warranties, covenants, and agreements contained in this Agreement, and in any certificate, schedule, document, or other writing delivered pursuant hereto or in connection with the transactions contemplated hereby in all cases shall be deemed to have been relied upon by the parties hereto, and shall survive the Closing indefinitely. The representations, warranties, covenants, and agreements contained in this Agreement or any certificate, schedule, document, or other writing delivered pursuant hereto shall not be affected by any investigation, verification, or examination by any party hereto or by any Person acting on behalf of any such party.

11.2 Indemnification of the Purchaser. The Seller and the Members, jointly and severally, agree to indemnify, defend, and save the Purchaser and its shareholders, directors, officers, employees, owners, agents, affiliates, and their respective successors and assigns or heirs and personal representatives, as the case may be (each a "*Purchaser*"), forever harmless from and against, and to promptly pay to Purchaser or reimburse Purchaser for any and all losses, damages, expenses (including, without limitation, court costs, amounts paid in settlement, judgments, reasonable attorneys' fees, or other expenses, including, without limitation, those arising out of the enforcement of this Agreement), suits, actions, claims, deficiencies, liabilities, or obligations, (collectively, the "*Losses*"), sustained or incurred by such Purchaser relating to, caused by or resulting from:

(a) any misrepresentation or breach of warranty of the Seller or the Members contained in this Agreement or in any other documents, instruments or certificates delivered by the Seller or any Owner pursuant to this Agreement (No Member shall be responsible for any misrepresentation made by another Member without the authority of the Seller.), or

(b) any failure of the Seller or the Members to fulfill or satisfy any covenant or agreement contained herein or in any document, instrument or certificate delivered by the Sellers or the Members or pursuant to this Agreement;

(c) the Excluded Liabilities; or

(d) any liability of the Seller and/or the Members for Taxes.

11.3 Indemnification Procedure for Third-Party Claims Against Purchaser.

(a) In the event that subsequent to the Closing the Purchaser receives notice of the assertion of any claim or of the commencement of any action, suit, or proceeding by any Person who is not a party to this Agreement (including, without limitation, any Governmental Authority) (a "*Third-Party Claim*," with respect to which the Seller or the Members, as the case may be the "*Indemnifying Party*"), may be required to provide indemnification under this Agreement, the Purchaser shall promptly give written notice, together with a statement of any available information regarding such claim (collectively, the "*Third-Party Indemnification Notice*"), to the Indemnifying Party within thirty (30) days after learning of such claim (or within such shorter time as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim). The Indemnifying Party shall have the right, upon delivering written notice to the Purchaser (the "*Defense Notice*") within thirty (30) days after receipt from an Purchaser of a Third-Party Indemnification Notice, to conduct, at the Indemnifying Party's sole cost and expense, the defense against such Third-Party Claim in the Indemnifying Party's own name,

or, if necessary, in the name of the Purchaser; provided, however, that the Purchaser shall have the right to reasonably approve the defense counsel representing the Indemnifying Party.

(b) In the event that the Indemnifying Party shall fail to give the Defense Notice within the time and as prescribed by Section 11.3(a), then in any such event the Purchaser shall have the right to conduct such defense in good faith, but the Purchaser shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. In addition, if either the Purchaser or the Indemnifying Party reasonably determines that there may be a conflict between the Indemnifying Party and the Purchaser in conducting the defense of such Third Party Claim, then the Purchaser shall have the right to conduct such defense in good faith with counsel reasonably acceptable to the Indemnifying Party, but the Purchaser shall be prohibited from compromising or settling any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(c) In the event that the Indemnifying Party does deliver a Defense Notice and thereby elects to conduct the defense of the subject Third-Party Claim, the Purchaser will cooperate with and make available to the Indemnifying Party such assistance and materials as the Indemnifying Party may reasonably request, all at the sole cost and expense of the Indemnifying Party. Regardless of which party defends such claim, the other party hereto shall have the right at its own cost and expense to participate in the defense of any Third-Party Claim assisted by counsel of its own choosing. Without the prior written consent of the Purchaser, the Indemnifying Party will not enter into any settlement of any Third-Party Claim if pursuant to or as a result of such settlement, such settlement would lead to liability or create any financial or other obligation on the part of the Purchaser for which the Purchaser is not entitled to indemnification hereunder.

(d) Any judgment entered or settlement agreed upon in the manner provided herein shall be binding upon the Indemnifying Party, and shall be conclusively deemed to be an obligation with respect to which the Purchaser is entitled to prompt indemnification hereunder, subject to the Indemnifying Party's right to appeal an appealable judgment or order. To the extent that the consent or approval of either the Indemnifying Party or the Purchaser is required in this Section 11.3, any such consent or approval shall not be unreasonably withheld and will be deemed given in the absence of a written response within ten (10) days of any request therefor.

(e) Any failure by an Purchaser to give a timely, complete, or accurate Third-Party Indemnification Notice as provided in this Section 11.3 or Indemnification Notice as provided in Section 9.4 will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party entitled to receive such Third-Party Indemnification Notice or Indemnification Notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially adversely affected or materially damaged as a result of such failure to give a timely, complete, and accurate Third-Party Indemnification Notice or Indemnification Notice.

11.4 Notice of Purchaser Claims. In the case of a claim for indemnification under Section 11.2, upon determination by Purchaser, as the case may be, that it has a claim for indemnification, the Purchaser shall deliver notice of such claim to the Indemnifying Party, setting forth in reasonable detail the basis and amount of such claim for indemnification (each, an "*Indemnification Notice*"). Upon the Indemnification Notice having been given to the Indemnifying Party, the Indemnifying Party shall have thirty (30) days in which to notify the Purchaser in writing (the "*Indemnification Dispute Notice*") that the basis of or the amount of the claim for indemnification is in dispute, setting forth in reasonable detail the grounds of such dispute. In the event that an Indemnification Dispute Notice is not given to the Purchaser within the required thirty-day period, the Indemnifying Party shall be obligated to pay to the Purchaser the amount set forth in the Indemnification Notice within sixty (60) days after the date that the Indemnification Notice had been given to the Indemnifying Party. If the Seller fails to make the payment required, the Purchaser may offset such amounts owed against the Installment Payments remaining proportionately.

ARTICLE XII

CLOSING

12.1 Closing. The Closing shall be held in the offices of Colingo, Williams, Heidelberg, Steinberger & McElhaney, P.A., 711 Delmas Avenue, Pascagoula, MS at 5:00 P.M. on or before Sixty (60) days after the expiration of the Due Diligence Period, unless extended by other provisions of the Agreement (the "Closing Date").

(a) Option to Extend Closing. Seller agrees to extend the Closing Date, if requested by Purchaser, by a maximum of Two (2) Thirty Day Periods ("Thirty Day Extensions to Close") beginning on the Closing Date. In consideration for each Thirty Day Extension to Close as requested by Purchaser, Purchaser agrees to pay the Seller, upon the request for a Thirty Day Extension to Close, Seller's monthly mortgage on the Property of $49,919.91 ("Extension Payment") of which no less than $31,647.39 is principal ("Principal") and no more than $18,272.52 is interest ("Interest"). Seller agrees that Principal portion of the Extension Payment shall be credited at Closing against the Purchase Price to be paid by the Purchaser.

12.2 Purchaser's Obligations at Closing. The obligation of Purchaser hereunder to consummate the Closing is subject to the satisfaction, as of the Closing, of each of the conditions set forth below. Purchaser may waive, in writing, in whole or in part, any of the conditions set forth below, or if the conditions can be satisfied within a reasonable period of time, not to exceed an additional thirty (30) days, Purchaser and Seller by mutual agreement may agree to extend the Closing until satisfactory completion of such conditions.

(a) Seller's Compliance. Seller shall have performed, observed and complied with all of the covenants, agreements and conditions required by this Agreement to be performed, observed and complied with by the Seller prior to or as of the Closing and there shall be no breach of any representations and warranties.

(b) Permits and Licenses. The Purchaser shall have obtained the licenses, consents, permits, approvals and authorizations required for the Business operation by Purchaser.

12.3 Seller's Obligations at Closing. At Closing, Seller shall deliver or cause to be delivered to Purchaser the following documents:

(a) Warranty Deed executed by Seller conveying the Property to Purchaser;

(b) Affidavit stating either that there have been no improvements made to the Property during the ninety (90) days immediately preceding the Closing pursuant to a contract with Seller or, if there have been any such improvements, that all lienors in connection with such improvements have been paid in full;

(c) Certificate of good standing of Seller from Mississippi Secretary of State;

(d) Resolution of the Managers and Members of Seller authorizing the transaction contemplated by this Agreement, incumbency certificate setting forth those corporate officers authorized to execute binding agreements on behalf of Seller and indicating that Seller is duly authorized to execute all closing documents;

(e) FIRPTA affidavit from Seller;

(f) A general assignment and bill of sale for the Purchased Assets in a form reasonably acceptable to Purchaser (the "*Bill of Sale*");

(g) Assignments of leasehold interests in any leased personal property included in the Purchased Assets;

(h) Trademark and patent assignments contemplated by this Agreement;

(i) Assignments of other contracts included in the Purchased Assets;

(j) A certified copy of resolutions of the Members and Manager of the general partner of the Seller providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(k) Certified copies of the Seller's limited partnership agreement;

(l) Certified copies of the Members's Articles of Incorporation and all amendments thereto to date as well as any proposed amendments, and a certified copy of the Operating Agreement, as amended to date.

(m) Such additional documents and instruments as the title company may reasonably require to transfer and insure the title to the Property;

(n) Such other documents or instruments as Purchaser may reasonably request in order to effectuate the transactions contemplated herein.

12.4 Purchaser's Obligations at Closing. At or prior to Closing, Purchaser shall deliver to Seller the following:

(a) The Purchase Price in accordance with the provisions of Article II; and

(b) Copy of Purchaser's company documents, and all amendments thereto, certified as true and complete, as of the Closing date, and all other documents deemed necessary by the issuer of title insurance to evidence authorization for the actions to be taken by Purchaser or Purchaser's assignee, as well as the authority of the person signing this Agreement and the closing documents.

(c) A certified copy of joint resolutions of the managers and members of the Purchaser providing authority for the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(d) Such other instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby.

ARTICLE XIII

CLOSING COSTS, PRORATIONS OF REVENUES, TAXES AND MISCELLANEOUS EXPENSES

13.1 Closing Costs. Purchaser and Seller shall each pay their own attorney's fees. At Closing, Seller shall pay costs to record any curative title documents, any real estate transfer tax and surtaxes levied in connection with the Warranty Deed. Purchaser shall pay the costs of recording the Warranty Deed and any costs associated with obtaining the 1st mortgage on the Property. All other closing costs, including but not limited to, (i) appraisals; (ii) survey; (iii) origination fees or any other costs associated with obtaining financing from a lending institution; (iv) recording fees; and (v) Title Insurance Premiums, shall be the sole responsibility of the Purchaser.

13.2 Real Property Taxes. Real property taxes on the Property, and any other taxes associated with the Property for the year of Closing shall be prorated as of the date of Closing. Seller shall pay all real estate and personal property taxes for the period ending on the day of Closing and Purchaser shall be responsible for all such taxes after the Closing.

13.3 Sales Taxes. Seller shall pay all applicable sales taxes and transfer taxes levied in connection with the sale of the Business Assets.

13.4 Utilities and Revenue Prorations. The final meter readings on all gas, water, sewer, electric and all other utility services shall be made as of 12:01 A.M. on the day of Closing or as soon thereafter as possible. The Seller shall be responsible for all charges for consumption of utilities and any waste and garbage charges prior to the Closing, and Purchaser shall be responsible for all utility charges and any waste and garbage charges from and after the Closing. All deposits for utility services shall remain the sole property of Seller and Purchaser shall prior to Closing make new security deposit arrangements with the utility companies providing service to the Property.

Any rent, membership fees etc. received by Seller shall be prorated as of the day of the Closing, with rent and fees payable to Purchaser after the day of Closing. Any uncollected rent and membership fees due prior to and through the date of Closing shall be credited to Seller.

13.5 Assessments, Liens and Other Expenses. All assessments, liens or other expenses that relate to or are associated with the Property shall be prorated as such assessments, liens or other expenses are customarily prorated in similar transactions in Gautier, Mississippi.

13.6 Expenses. Except as otherwise specifically provided for herein, each party hereto shall bear all expenses incurred by it in connection with this Agreement including, without limitation, the charges of its counsel, accountants and other experts.

ARTICLE XIV

RISK OF LOSS

14.1. Casualty. Seller assumes all risk and liability, damage to or injury occurring to the Property by fire, storm, accident or any other casualty or cause until the Closing has been consummated. If the Property or any part thereof, suffers any damages prior to the Closing from fire or other casualty, Purchaser may either (a) terminate this Agreement and the Initial Deposit shall be returned to Purchaser, in which event the parties shall have no further rights and liabilities hereunder except with respect to those matters specifically surviving termination or Closing; (b) require Seller to repair such damage, in which event the time for Closing shall be extended by the length of time reasonably necessary for Seller to complete such repairs; or (c) without repairing such damage, consummate the Closing, in which latter event the proceeds of any insurance covering such damage shall be assigned to Purchaser at Closing.

14.2 Condemnation. If, prior to Closing, action is initiated or threatened to take all or any part of the Property by eminent domain proceedings or by deed in lieu under threat thereof, Purchaser may either (a) terminate this Agreement and receive a refund of all deposits, in which event the parties shall have no further rights or obligations hereunder; (b) consummate the Closing in which event any award received or to be received by Seller from the condemning authority shall be assigned to Purchaser at the Closing; or (c) postpone the Closing until the condemnation proceedings have been completed, and at that time Purchaser may elect either (a) or (b) above. For purposes hereof, a "material part" shall be deemed to mean a taking which (i) changes the current use of the Property, or (ii) physically affects more than twenty percent (20%) of the available square footage of the Property.

ARTICLE XV

DEFAULT

15.1 Breach by Seller. If Seller breaches this Agreement, Purchaser may (a) terminate this Agreement and be entitled to the immediate return of all deposits and interest earned thereon, or (b) maintain an action for damages, together with all costs and reasonable attorneys' fees or (c) maintain an action for specific performance.

15.2 Breach by Purchaser. If Purchaser breaches this Agreement, Seller may terminate this Agreement and shall be entitled to retain all deposits and interest earned thereon, received by Escrow Agent as liquidated damages (and not as a penalty) as Seller's sole remedy and relief.

ARTICLE XIV

MISCELLANEOUS

16.1 Notices. All notices, demands and requests which may be given or which are required to be given by either party to the other, and any exercise of a right of termination provided by this Agreement, shall be in writing and shall be deemed received (a) when personally delivered to the party to receive such notice or (b) whether actually received or not, one (1) business day after deposit with a commercial express delivery service, with delivery costs prepaid, or three (3) days after deposit in any post office or mail receptacle regularly maintained by the United States Government, certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

As to Seller:	Shell Landing Golf L.L.C. c/o Kenny Smith 2000 Highway 90 Gautier, MS 39553
As to Purchaser:	The Grand Shell Landing, Inc c/o 2833 Bird Avenue Miami, FL 33133
Escrow Agent:	RICHARDS & POLANSKY, P.A. 2665 South Bayshore Drive, Suite 703 Miami, Florida 33133

16.2 Broker. Each party represents to the other party that neither it nor any of its agents, affiliates, shareholders or partners have dealt with any person or entity that might have a claim for a sales or brokerage commission or finder's fee with respect to the transaction contemplated by this Agreement. The parties hereto agree that each party will indemnify, hold harmless and defend the other from and against any additional claim for any such commission or fee by any other broker or similar person or entity claiming to have acted through the other party or its agents, affiliates, shareholders, or partners. The provisions of this Section shall survive Closing.

16.3 Escrow Agent. The Escrow Agent shall be Richards & Polansky, P.A. The Escrow Agent shall open an interest bearing escrow account for all deposits. Escrow Agent agrees to hold, keep and deliver the deposits and all other sums delivered to Escrow Agent in accordance with the terms and provisions of this Agreement. Escrow Agent shall not be entitled to any fees or compensation for its services hereunder. Escrow Agent shall be liable only to hold said sums and deliver the same to the parties named herein in accordance with the provisions of this Agreement, it being expressly understood that by acceptance of this Agreement Escrow Agent is acting in the capacity as a depository only and shall not be liable or responsible to anyone for any damages, losses or expenses unless same shall have been caused by the gross negligence or willful malfeasance of Escrow Agent.

In the event of any disagreement between Purchaser and Seller resulting in any adverse claims and demands being made in connection with or for the monies involved herein or affected hereby, Escrow Agent shall be entitled to refuse to comply with any such claims or demands so long as such disagreement may continue; and in so refusing Escrow Agent shall make no delivery or other disposition of any of the monies then held by it under the terms of this Agreement, and in so doing Escrow Agent shall not become liable to anyone for such refusal; and Escrow Agent shall be entitled to continue to refrain from acting until (a) the rights of the adverse claimants shall have been finally adjudicated in a court of competent jurisdiction of the monies involved herein or affected hereby,

or (b) all differences shall have been adjusted by agreement between Seller and Purchaser, and Escrow Agent shall have a period not exceeding three (3) business days after receipt by Escrow Agent of any notice or request to perform any act or disburse any portion of the monies held by Escrow Agent under the terms of this Agreement. Further, Escrow Agent shall have the right at all times to pay all sums held by it (i) to the appropriate party under the terms hereof, or (ii) into any court of competent jurisdiction after a dispute between or among the parties has arisen, whereupon Escrow Agent's obligations hereunder shall terminate.

Seller and Purchaser, jointly and severally, agree to indemnify and hold harmless Escrow Agent from any and all costs, damages and expenses, including reasonable attorney's fees, that Escrow Agent may incur in its compliance of and in good faith with the terms of this Agreement; provided, however, that this indemnity shall not extend to any acts of gross negligence or willful malfeasance on the part of the Escrow Agent.

Seller acknowledges that Escrow Agent also represents the Purchaser and in the event of any dispute between Seller and Purchaser, Seller acknowledges and agrees that Escrow Agent may represent Purchaser with respect to those disputes and Seller agrees that Escrow Agent shall not be disqualified or prevented from representing Purchaser by virtue of its capacity of Escrow Agent. The provisions of this Section 14.3 shall survive Closing.

All interest earned on the funds held in the escrow account shall inure to the benefit of the Purchaser, unless Purchaser has breach this Agreement, in which the Seller shall be entitled to any interest on the escrowed funds.

16.4 Entire Agreement. This Agreement and the Exhibits hereto embody the entire agreement between the parties relative to the subject matter, and there are no oral or written agreements between the parties, nor any representations made by either party relative to the subject matter, which are not expressly set forth herein.

16.5 Amendment. Only a written instrument executed by the party or parties to be bound thereby may amend this Agreement.

16.6 Headings. The captions and headings used in this Agreement are for convenience only and do not in any way limit, amplify, or otherwise modify the provisions of this Agreement.

16.7 Time of the Essence. TIME IS OF THE ESSENCE OF THIS AGREEMENT. However, if the final date of any period which is set out in any provision of this Agreement falls on a Saturday, Sunday or legal holiday under the law of the United States or the State of Mississippi, in such event, the time of such period shall be extended to the next day which is not a Saturday, Sunday or legal holiday.

16.8 Successors and Assigns. This Agreement shall bind and inure to the benefit of Seller, Purchaser and their respective successors and assigns. Purchaser may assign Purchaser's rights under this Agreement.

16.9 Invalid Provision. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by such illegal, invalid or unenforceable provision or by its severance from this Agreement.

16.10 Attorneys' Fees. In the event it becomes necessary for either party hereto to file suit to enforce this Agreement or any provision contained herein, the party prevailing in such suit shall be entitled to recover, in addition to all other remedies or damages as herein provided, reasonable attorneys', paralegals', or expert witnesses' fees and costs incurred in such suit at trial or on appeal or in connection with any bankruptcy or similar proceedings.

16.11 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original, and all of which constitute collectively one (1) agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

16.12 Non-Merger. In addition to the specific language of non-merger found in certain sections of this Agreement, any provision hereof which by its terms would be performed after Closing shall survive the Closing and shall not merge in the Closing or in the Warranty Deed, except as specifically provided to the contrary herein.

16.13 Judicial Interpretation. Seller and Purchaser agree that this Agreement shall be interpreted according to Mississippi law. Should any of the provisions of this Agreement require judicial interpretation, the Court interpreting or construing the same shall not apply the presumption that the terms thereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be construed more strictly against the party who itself or through its agents prepared the same, it being agreed that the agents of all parties have participated in the preparation thereof.

16.14 Effective Date. The Effective Date means the date of execution of this Agreement by the last of Seller and Purchaser.

16.15 Date For Acceptance of Offer. If this offer is not executed and delivered to all parties on or before 5:00 P.M. June 1, 2004, the Initial Deposit will, at Purchaser's option, be refunded and this offer will be withdrawn.

16.16 Facsimile Copy. A facsimile copy of this Agreement and any signatures hereon shall be considered for all purposes as an original.

16.17 Tax Deferred Exchange. If one or more of the parties to this Agreement desires to exchange other property or like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and its accompanying Regulations, for the fee simple title in or proceeds of the Property, then the parties each agree to assist one another in the consummation of such transaction(s), and the parties reserve the right to assign their respective rights (but not obligations) hereunder to a Qualified Intermediary as provided for in IRC Regulation 1.1031 (a)-l(g)(4) on or before the Closing date, through written assignment and otherwise as may be necessary to accomplish a Section 1031 Exchange under the Internal Revenue Code, provided the assisting party shall incur no additional expense or liability.

16.18. Jurisdiction. Both parties agree that any litigation arising under this Agreement must be filed in a state or federal court of competent jurisdiction in Mississippi.

16.19. Lifetime Membership. All Members of Shell Landing Golf, LLC, the names of which are listed on Disclosure Schedule 16.19, shall be entitled to a free membership in the Golf Course (or to whomever the Golf Course is subsequently assigned or transferred), for the remainder of their natural life. This membership entitles the member, his wife and children under twenty four (24) years of age, to play golf and enjoy all benefits of membership. This membership is not transferable by the Member to any other person.

16.20. Confidentiality of Transaction. Seller and Purchaser agree to maintain the confidentiality of this transaction, and all terms thereof, from now until closing as to all third-parties, except (1) any corporate boards, shareholders or members whose approval is necessary to obtain to ratify this Contract, (2) any lending institutions or other third-parties from whom the Purchaser reasonably seeks to obtain financing to consummate this Purchase, and (3) any third parties that Purchaser reasonably seeks to invest capital into Purchaser and/or to provide credit enhancement in furtherance of the consummation of this Purchase; and (4) any attorneys, consultants or other experts whom the Seller and/or Purchaser request consult them as a part of this transaction. Seller an Purchaser agree to maintain the confidentiality of the Purchase Price from now on and at all times hereafter, except as required to be disclosed by law, government regulation, or lending institution.

PURCHASE AND SALE AGREEMENT

SIGNATURE PAGE

WITNESSED:

THE GRAND SHELL LANDING, INC.
a Mississippi corporation

By: ______________________
Stefan Seuss

Its: President

Dated: June 1, 2004

SHELL LANDING GOLF L.L.C.
a Mississippi limited liability company

By: ______________________

By: Kenneth O. Smith

Its: Manager

Dated: June 1, 2004

ESCROW AGENT:

Richards & Polansky, P.A.

By: ______________________

Its:

Dated: ______________________, 2004